As filed with the Securities and Exchange Commission on May 28, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MasterBrand, Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-3479920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

(Address of principal executive offices, including zip code)

American Woodmark Corporation Retirement Savings Plan

(Full title of the plan)

Andrean Horton

Executive Vice President, Chief Legal Officer and Secretary

MasterBrand, Inc.

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

(877) 622-4782

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by MasterBrand, Inc. (the “Registrant”) regarding the American Woodmark Corporation Retirement Savings Plan (the “Plan”). Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, filed with the Commission on February 13, 2026;

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on March 26, 2026;

(c)	The Registrant’s Current Report on Form 8-K filed with the Commission on April 22, 2026;

(d)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 26, 2026;

(e)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 28, 2026;

(f)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2026, filed with the Commission on May 6, 2026; and

(g)

The description of the Registrant’s Common Stock contained in  Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2025, filed with the Commission on February 13, 2026.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacities as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to a corporation’s best interests and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by the Registrant only as authorized in each specific case upon a determination by the stockholders, disinterested directors, or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except: a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, a director for willful or negligent payment of unlawful dividends, stock repurchases, or redemptions, a director or officer for any transaction from which the director derived an improper personal benefit or an officer in any action by or in the right of the corporation.

The Registrant’s certificate of incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect. This right to indemnification continues for individuals who have ceased to be directors or officers and inures to the benefit of their heirs, executors, and personal and legal representatives. The certificate of incorporation also provides that no director or officer shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No. *	Description

3.1	Corrected and Amended and Restated Certificate of Incorporation of MasterBrand, Inc., effective August 7, 2023.

3.2	Amended and Restated Bylaws of MasterBrand, Inc., effective June 4, 2025.

23.1**	Consent of Independent Registered Public Accounting Firm.

24.1**	Powers of Attorney (included on the signature pages to this Registration Statement).

107**	Calculation of Registration Fee

*

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K with respect to the Plan, the Registrant hereby undertakes that it will submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made, or will make, all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

**	Filed herewith.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beachwood, State of Ohio on May 28, 2026.

MasterBrand, Inc.

By:	/s/ R. David Banyard, Jr.
R. David Banyard, Jr.
President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes and appoints R. David Banyard, Jr., Andrea H. Simon, and Andrean Horton, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents or any of them, or their substitute or substitutes, each acting alone, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 28, 2026.

Signature	Title

/s/ R. David Banyard, Jr.	President, Chief Executive Officer and Director
R. David Banyard, Jr.	(Principal Executive Officer)

/s/ Andrea H. Simon	Executive Vice President & Chief Financial Officer
Andrea H. Simon	(Principal Financial Officer)

/s/ Mark A. Young	Vice President & Chief Accounting Officer
Mark A. Young	(Principal Accounting Officer)

/s/ David D. Petratis	Non-Executive Chair of the Board
David D. Petratis

/s/ Andrew B. Cogan	Director
Andrew B. Cogan

/s/ Juliana L. Chugg	Director
Juliana L. Chugg

/s/ Robert C. Crisci	Director
Robert C. Crisci

/s/ Philip Fracassa	Director
Philip Fracassa

/s/ Ann Fritz Hackett	Director
Ann Fritz Hackett

/s/ Daniel T. Hendrix	Director
Daniel T. Hendrix

/s/ Jeffery S. Perry	Director
Jeffery S. Perry

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Winchester, Commonwealth of Virginia, on May 28, 2026.

American Woodmark Corporation Retirement Savings Plan

By:	/s/ Richard Hartmann
Richard Hartmann
Plan Administrator